UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2019 (March 7, 2019)

DISH NETWORK CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	0-26176 (Commission File Number)	88-0336997 (IRS Employer Identification No.)

9601 SOUTH MERIDIAN BLVD. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 723-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))



Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 7, 2019, the Board of Directors (the “Board”) of DISH Network Corporation (the “Corporation”) appointed Kathleen Q. Abernathy an independent member of the Board effective on the same date.  Ms. Abernathy was appointed to the Board following the recommendation of its Nominating Committee and will serve on the Audit and Executive Compensation Committees of the Board.

Ms. Abernathy currently serves on the Board of Directors of various private and non-profit companies and organizations.  Ms. Abernathy served as Executive Vice President, External Affairs for Frontier Communications Inc. (“Frontier”) from March 2010 through April 2017 as well as Chief Legal Officer from 2010 through 2013.  Prior to that time, Ms. Abernathy served as a member of the Board of Directors of Frontier from 2005 through 2010 and as a partner for various law firms providing policy and regulatory services for various clients in the telecommunications industry.  Ms. Abernathy also served as a Commissioner at the Federal Communications Commission from 2001 through 2005.  Previously, Ms. Abernathy held positions with various companies and law firms related to the telecommunications industry.  The Board has determined that Ms. Abernathy meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Ms. Abernathy should serve as a member of the Board due to, among other things, her regulatory and managerial experience in the telecommunications and related industries, acquired, in part, during her tenure with Frontier and the FCC.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISH NETWORK CORPORATION
Date: March 11, 2019	By:	/s/Timothy A. Messner
Timothy A. Messner Executive Vice President and General Counsel